Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them Liquidia Technologies, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th day of September, 2018

Xeraya LT Ltd

/s/ Fares Zahir
Authorised Signatory

Pulau Manukan Ventures Labuan Ltd.

/s/ Fares Zahir
Authorised Signatory

/s/ Fares Zahir
Fares Zahir